COMPUTER PRODUCTS                                    NEWS RELEASE

                                                     CONTACT:
                                                     JENNIFER WALL
                                                     D. F. KING & CO., INC.
                                                     212/269-5550


                     COMPUTER PRODUCTS ANNOUNCES NEW CREDIT
                     --------------------------------------
 AGREEMENT TOTALING $45 MILLION AND CALLS FOR REDEMPTION  ITS 9-1/2% CONVERTIBLE
 ------------------------------------------------------------------------------
                        SUBORDINATED DEBENTURES DUE 1997
                        --------------------------------


              NEW AGREEMENT INCLUDES UNSECURED $25 MILLION 7-YEAR
              ---------------------------------------------------
                TERM LOAN AND $20 MILLION 3-YEAR LINE OF CREDIT
                -----------------------------------------------


BOCA RATON, FLA., APRIL 5, 1995 . . . Computer Products, Inc. (NASDAQ: CPRD) announced today the signing of an unsecured credit agreement with First Union National Bank of Florida. The Company also announced that is has called for redemption on May 5, 1995, all of the remaining $33,383,000 of its 9-1/2 % Convertible Subordinated Debentures due May 15, 1997 (NASDAQ: CPRDG).

The new credit agreement provides $25 million in a seven-year term loan and $20 million in a three-year revolving working capital line of credit. The revolving facility replaces and expands the Company's previous $15 million secured facility, which expired in March 1995, and will be used to fund the Company's working capital needs. Proceeds from the long-term loan, together with available cash balances, will be used to redeem the Debentures.

Computer Products has called for redemption its 9-1/2 % Convertible Subordinated Debentures at $1,010 for each $1,000 principal amount, which equals 101% of par, plus accrued and unpaid interest of $44.86 per Debenture to May 5, 1995, the redemption date. Until the close of business on April 24, 1995, Debentureholders may convert their Debentures into shares of common stock at a conversion price of $4.625 per share, or approximately 216 shares for each $1,000 Debenture. Holders who convert will forego accrued interest from November 15, 1994.

Commenting on the announcements, Richard J. Thompson, Computer Products' Chief Financial Officer, said "We are pleased with the lower financing costs, longer maturities and more flexible financing terms provided by our new credit agreement. Additionally, by redeeming the Company's Debentures, we can lessen potential dilution of our common stock."


"The Company's improving financial performance has provided us with the ability to secure favorable working capital resources to fund growth and to reduce the uncertainty caused by the near term maturity of the Debentures. We look forward to building further on this banking relationship as our capital needs grow."

A notice of redemption will be mailed on April 5, 1995. D. F. King & Co., Inc. will serve as Information Agent in connection with the redemption, and LaSalle National Bank will act as Paying and Conversion Agent.

Computer Products, Inc., headquartered in Boca Raton, Fla., manufactures standard and custom-designed electronic products and subsystems for power conversion, industrial automation, and real-time systems applications for the communications industry. The Company has operations in Pompano Beach, Fla., Madison, Wis., Boston, Mass., Fremont, Calif., Hong Kong and the Republic of Ireland.